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                                                                    Exhibit 4(c)


                      ___________________________________


                           NEWMONT MINING CORPORATION

                                      and

                              THE BANK OF NEW YORK
               (as successor to Bank Of Montreal Trust Company),
                                   as Trustee

                                ________________



                          FIRST SUPPLEMENTAL INDENTURE

                            Dated as of May 15, 2000

                         Amending and Supplementing the

                                   INDENTURE

                           Dated as of March 23, 1992

                      ___________________________________
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          This First Supplemental Indenture among Newmont Mining Corporation, a
Delaware corporation (hereinafter called the "Corporation") having its principal
                                              -----------
office at 1700 Lincoln Street, Denver, CO 80203, Newmont Gold Company, a Delaware corporation and wholly-owned subsidiary of the Corporation (hereinafter "Newmont Gold" and, as the surviving corporation following the Merger (as defined below), the "Surviving Company") having its principal executive offices at 1700 Lincoln Street, Denver, CO 80203, and The Bank of New York, a New York banking corporation, (as successor to Bank of Montreal Trust Company (the "Predecessor Trustee)), as trustee (hereinafter called the "Trustee"), is made
                                                            -------
and entered into as of the 15/th/ day of May, 2000.



                          Recitals of the Corporation
                          ---------------------------

          WHEREAS, the Corporation and the Predecessor Trustee have heretofore entered into that certain Indenture, dated as of March 23, 1992, providing for the issuance of certain securities in series (the "Indenture");
                                                   ---------

          WHEREAS, all terms that are specifically defined in the Indenture are used herein as so defined;

          WHEREAS, as of the date hereof, there was issued and is outstanding under the Indenture (i) $150,000,000 aggregate principal amount of the Corporation's 8.625% Senior Debentures due 2002, and (ii) $32,000,000 aggregate principal amount of Series A Medium Term Notes (collectively the "Securities"), which are the only series of Securities issued under the Indenture;

          WHEREAS, in accordance with Section 253 of the Delaware General Corporation Law, and pursuant to the resolutions adopted March 15, 2000 by the Board of Directors of the Corporation and approved by a majority of the stockholders of the Corporation at the Corporation's Annual Meeting on May 4, 2000, the Corporation will merge (the "Merger") with and into Newmont Gold effective as of May 15, 2000, and Newmont Gold will assume all the rights and obligations of the Corporation and will change its name to "Newmont Mining Corporation";

          WHEREAS, the Corporation desires to amend the Indenture for the foregoing purposes and has provided to the Trustee the Officers' Certificate and Opinion of Counsel specified for such purposes in the Indenture and all things necessary to make this Supplemental Indenture a valid agreement of each of the Corporation and Newmont Gold, in accordance with its terms, have been done.

          NOW, THEREFORE, it is mutually covenanted and agreed as follows, for the equal and proportionate benefit of all Holders of the Securities or of a series thereof, as the case may be:

                                      (i)
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                                   ARTICLE I.


     Section 1.1  Assumptions of the Surviving Company.  Pursuant to Section 8.1
                  ------------------------------------
of the Indenture, the Surviving Company hereby expressly assumes the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Corporation, including the due and punctual payment of the principal of and interest, if any, on all the Securities, according to their tenor pursuant to the Indenture.

     Section 1.2  Surviving Company as Successor.  Pursuant to Section 8.2 of
                  ------------------------------
the Indenture, the Surviving Company shall succeed and be substituted for the Corporation in the Indenture, with the same effect as if it had been named therein as the original party to the Indenture.

                                  ARTICLE II.

     Section 2.1  Successors and Assigns.  All of the covenants, agreements and
                  ----------------------
other provisions set forth in this First Supplemental Indenture made by or on behalf of or relating to the Corporation, Newmont Gold or the Trustee shall bind and inure to the benefit of their respective successors and assigns.

     Section 2.2  Counterparts.  The First Supplemental Indenture may be
                  ------------
executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     Section 2.3  Title and Section Headings.  The titles of the Articles and
                  --------------------------
the Section headings herein are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

     Section 2.4  Recitals.  The recitals shall be taken as the statements of
                  --------
the Corporation and Newmont Gold only, and the Trustee assumes no responsibility for their correctness.

     Section 2.5  Governing Law.  This First Supplemental Indenture shall be
                  -------------
governed by and construed in accordance with the laws of the State of New York.
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          IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the day and year first above written.


                              NEWMONT MINING CORPORATION

                              By:  /s/  Bruce D. Hansen
                                   --------------------
                                   Name:  Bruce D. Hansen
                                   Title: Senior Vice President and
                                          Chief Financial Officer

Attest:

/s/  Leilani H. Costello
- ------------------------
Name:   Leilani H. Costello
Title:  Executive Secretary

                              NEWMONT GOLD COMPANY

                              By:  /s/Thomas P. Mahoney
                                   --------------------
                                   Name:  Thomas P. Mahoney
                                   Title: Assistant Treasurer and
                                          Assistant Secretary

Attest:

/s/ Kimberly L. Wise
- --------------------
Name:   Kimberly L. Wise
Title:  Legal Assistant and
        Executive Secretary

                              THE BANK OF NEW YORK (as successor to Bank of
                                Montreal Trust Company), as Trustee

                              By:  /s/ Van K. Brown
                                   ----------------
                                   Name:  Van K. Brown
                                   Title: Assistant Vice President
Attest:

/s/  Walter N. Gitlin
- ---------------------
Name:   Walter N. Gitlin
Title:  Vice President